Exhibit 99.1

EMERGE INTERACTIVE, INC. COMPLETES ONE-FOR-FIFTEEN REVERSE STOCK SPLIT

SEBASTIAN, Florida, June 1, 2006 – eMerge Interactive, Inc. (NASDAQ: EMRG), a technology company focusing on the agricultural industry, today announced that it has completed the previously announced one-for-fifteen reverse split of its class A common stock (the “Reverse Split”). The Reverse Split was authorized by the Company’s shareholders and approved by the Company’s Board of Directors on May 18, 2006. At the opening of The Nasdaq Capital Market today, the Company’s common stock will begin trading on a split-adjusted basis under the trading symbol “EMRGD” for a period of 20 trading days. Commencing June 29, 2006, eMerge Interactive’s common stock will resume trading under the symbol “EMRG.”

As a result of the Reverse Split and additional amendments to the Company’s certificate of incorporation, every fifteen shares of class A common stock, par value $0.008 per share, issued and outstanding as of 5:00 p.m., Eastern Time, on May 31, 2006, were automatically converted into one issued and outstanding share of common stock, par value $0.01 per share. No fractional shares will be issued in connection with the Reverse Split, and holders who would be entitled to fractional shares will receive cash in lieu of their fractional shares.

In connection with the Reverse Split, the number of issued and outstanding shares of common stock has been reduced from approximately 60.5 million to approximately 4.0 million. Similarly, the number of authorized shares of common stock has been reduced from 100 million to 9 million and the authorized shares of preferred stock has been reduced from 15 million to 1 million.

Stockholders who hold their shares in brokerage accounts or “street name” will not be required to take any action to effect the exchange of their shares. Stockholders of record who hold physical certificates will receive a letter of transmittal requesting that they surrender their old stock certificates for new stock certificates reflecting the adjusted number of shares as a result of the Reverse Split. Mellon Investor Services, Inc., eMerge Interactive’s transfer agent, will act as the exchange agent for purposes of implementing the exchange of stock certificates.

The Company confirmed that the Company’s amended and restated certificate of incorporation became effective at 5:00 p.m., Eastern Time, on May 31, 2006, (i) effecting the Reverse Split, (ii) reducing the number of authorized shares of common stock and preferred stock as described above, (iii) eliminating several series of common and preferred stock, (iv) changing the designation of class A common stock, par value $0.008 per share, to common stock, par value $0.01 per share, (v) clarifying the Board of Directors’ authority to set the terms of and issue series of preferred stock in the future and (vi) making certain typographical corrections.

The principal purpose of the Reverse Split is to increase the market price of the Company’s common stock above the minimum bid price requirement of $1.00 per share required for continued listing of the Company’s common stock on the Nasdaq Capital Market. The Company believes that the effect of the Reverse Split will be to cause the bid price of its common stock to close at $1.00 per share or more for a minimum of ten consecutive business days. If that occurs before Nasdaq considers the Company’s appeal of Nasdaq’s delisting determination, the Company believes (but can provide no assurance) that Nasdaq will permit its common stock to remain listed. In addition to the minimum bid price requirement, there are additional requirements for continued listing of the Company’s stock on the Nasdaq Capital Market. The Company currently meets all of the continued listing requirements other than the minimum bid price requirement. There can be no assurance that, after the Reverse Split, the Company will be able to maintain long-term compliance with all applicable continued listing requirements.

About eMerge Interactive

eMerge Interactive, Inc. is a technology company focusing on the agricultural industry. The Company’s products include CattleLog™, a USDA-approved Process Verified Program (“PVP”) providing individual animal data collection and reporting that enables livestock tracking, verification and branding; the VerifEYE CIS, a real-time, optical inspection system that scans beef carcasses in packing plants; and the Solo handheld inspection unit, a portable instrument, incorporating the VerifEYE imaging technology. For more information about eMerge Interactive, including the risks and uncertainties associated with its business, and to view its filings with the Securities and Exchange Commission, please visit www.emergeinteractive.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements containing words such as “anticipates,” “believes,” “expects,” “intends,” “may,” “will” and words of similar meaning. These statements involve various risks and uncertainties. A number of factors could cause actual results to differ materially from those described in these forward-looking statements, including the rate of adoption of the Company’s products and services, its ability to grow revenue and margins, its ability to implement its expansion strategy, the impact of competition on pricing, the impact of litigation, general economic conditions and other factors discussed in this release and as set forth from time to time in the Company’s other public filings and public statements. Readers of this release are cautioned to consider these risks and uncertainties and not to place undue reliance on these forward-looking statements.